EXHIBIT 5.1

Gary R. Henrie

Attorney at Law

Licensed in the States of Utah and Nevada

P.O. Box 107	Telephone: 309-313-5092
315 Kimball’s Garden Circle Nauvoo, IL 62354	e-mail: grhlaw@hotmail.com

March 30, 2018

Lightbridge Corporation

1600 Tysons Blvd., Suite 550

McLean, Virginia 22102

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special Nevada counsel for Lightbridge Corporation, a Nevada corporation (the “Company”), in connection with the sale from time to time by the Company of shares of its common stock, par value $0.001 per share (the “Shares”), having an aggregate offering price of up to $50,000,000 through B. Riley FBR, Inc. as the distribution agent, to be issued pursuant to a registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 15, 2018 (the “Registration Statement”), the base prospectus included in the Registration Statement (the “Base Prospectus”), the prospectus supplement dated March 30, 2018 (with the Base Prospectus, the “Prospectus”), and that certain At-the-Market Issuance Sales Agreement, dated as of March 30, 2018, by and between the Company and B. Riley FBR, Inc. (the “Sales Agreement”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion.

In rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) each natural person signing any document reviewed by us had the legal capacity to do so.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action on the part of the Company and, following (i) issuance and delivery of the Shares in the manner contemplated by the Sales Agreement, and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors of the Company and the Pricing Committee of such Board, the Shares will be validly issued, fully paid, and nonassessable.

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In providing this opinion, we have relied as to certain matters on information obtained from public officials and officers or agents of the Company.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is limited to matters governed by the Nevada Revised Statutes (including the statutory provisions and reported judicial decisions interpreting such law) and the laws of the State of Nevada. We disclaim any obligation to update this opinion or otherwise advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or the opinion set forth herein, nor do we deliver any opinion as to the extent to which any laws other than the laws of the State of Nevada apply or the effect of any such other laws should they apply.

This opinion letter has been prepared for use in connection with the Current Report on Form 8-K to be filed by the Company on or about March 30, 2018. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Gary R. Henrie

Gary R. Henrie

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